EXHIBIT 10.17
February 19, 2008
Dennis Johnson
8773 Walton Oaks Dr.
Bloomington, MN 55438
Dear Dennis,
In light of your notice that you intend to resign from your position as the Executive Vice President of the Company as of June 30, 2008, this letter is intended to summarize the “go forward” employment strategy. The strategy is to simply graduate from full-time to part-time to a consulting arrangement over a couple quarters. This table summarizes your proposed transition.

Time Period	Compensation	% Compellent Effort	New Endeavors
Q1 2008	100% Base + Bonus+ benefits	100% Time	After Hours
Q2 2008	50% Base + Bonus + 100% benefits	50% Time	50% Time
Q3 2008	Hourly contract based on Full Year OTE	TBD
As of June 30, 2008, we may elect to engage you as a consultant of the Company to assist with your transition. In the event we elect to engage you as a consultant, we would enter into a consulting arrangement with you with the terms and conditions to be negotiated at that time.
In addition, you agree to waive any notice obligations and terminate Sections 8 and 9 of your Executive Employment Agreement with us, dated August 16, 2007 (the “Employment Agreement”) and acknowledge that the Company has no current or future severance obligations to you under this Employment Agreement or any other arrangement in connection with your resignation or otherwise. You further agree that Sections 1 through 7 and Sections 10 through 20 of the Employment Agreement shall remain in full force and effect, except to the extent otherwise modified herein. You further acknowledge and agree that any time spent toward “new endeavors” remains subject to the terms and conditions of Section 5 of your Employment Agreement and the Company’s Code of Conduct and Ethics.
Dennis, you have been great to have on our team. You are a pleasure to work with. I hope this new relationship will give us a chance to find new ways to work together.
Acknowledged and Agreed:
Compellent Technologies, Inc.

/s/ Phil Soran	/s/ Dennis Johnson
Phil Soran	Dennis Johnson
President and CEO	Date: February 19, 2008
Date: February 19, 2008
Compellent Technologies | 7625 Smetana Lane | Eden Prairie, MN 55344
952 294 3300 tel | 952 294 3333 fax | www.compellent.com